Exhibit 10y

EMPLOYMENT AGREEMENT

Which was prepared and signed in Tel-Aviv on January 19, 1995

Between:	Ampal Industries Ltd.
Of 111 Arlozerov Street, Tel-Aviv

(Hereinafter- “The company”)

And between	Giora Bar-Nir I.D. Number 5470135
Of 19C Hamatmid Street, Ramat-Gan

(Hereinafter – “The employee”)

Whereas:	The company requires a skilled employee for the position of financial controller.

And whereas	The employee declares that he is equipped with the knowledge, the experience and all of the skills that are required in order to fill the position.

And Whereas:	The company is interested in employing the employee and the employee is interested in being employed by the company in accordance with the provisions of this contract.

Accordingly, the parties have agreed on the terms of the arrangement between them, as follows:

General

1.	The introduction to this agreement will be considered to be an integral part thereof, and the law in respect of it shall be as for the other provisions in the agreement.

2.	This agreement comes to organize the terms of the arrangement between the employee and the company in all that is connected to the period of the employment of the employee by the company and which derive therefrom, including the overall framework of the work, the company’s expectations, the terms of employment, the salary and the social benefits as well as the principles and the procedures in the sphere of the work.

3.	Except for what is determined by law, this agreement exhausts all of the rights of the employee, and in any case where there is a discrepancy between this agreement and between a right, which derives from some other source, the provisions of this agreement shall prevail.

Loyalty and confidentiality

4.	The employee is to dedicate all of his talents, his knowledge and his experience to the work in the company and to act to the best of his ability, within the context of his work for the promotion of the interests of the company and for its success.

5.	During his period of employment in the company the employee will not be entitled to work, either for a salary or without receiving a salary, for any other employer whosoever, or to be connected, directly or indirectly with some other engagement or business, whatsoever, unless he has received approval from the company.

6.	The employee will fill the position with devotion, responsibly, honestly and loyally and will avoid any act or omission that might harm the company or its good name or damage it in some other way.

7.	During the period of employment, and in connection with the performance of his work in the company, the employee will avoid receiving any consideration or benefit in money or in something that is equivalent to money, from any party whatsoever, except for the company.

8.	The employee will notify the company immediately of any matter that he or members of his family are connected to, and in connection with which there might arise concern of a conflict of interests between him and the company.

9.	The employee will maintain the confidentiality of all professional or commercial information that belongs to the company, which will be handed over to him or which will come to his knowledge during the period of his employment with the company, he will not transfer it to anyone and he will not make use of it except for the purposes of the company and in accordance with its instructions.

This duty will apply to the employee both during the period of his employment with the company and also after the termination of the employment connection with the company, for any reason whatsoever.

The overall framework and working hours

10.	A.	The regular working week in the company is five days long (Sunday to Thursday) and is calculated to be 40 hours long.

B.	The employee will make himself available to the company during the course of the regular working hours and even beyond them, anywhere in Israel or abroad, as may be required, and as is required by the terms of employment and by the needs of the position.

C.	Since the position of the employee belongs by its nature and is defined as a management position and/or as a position that requires a special degree of personal trust, the provisions of the Hours Of Work And Rest Law will not apply to his employment in the company. This is in accordance with what is stated in section 30(A) (5) of the Hours Of Work And Rest Law. Payment in respect of global overtime hours of some – of a full position have been taken into account in the calculation of the salary and accordingly, except for the salary as stated in section 11 below, and the other benefits that are determined in this agreement, the employee will not be entitled to remuneration for overtime hours or any other consideration.

Salary

11.	A.	The monthly salary that will be paid to the employee will be in the amount of NIS 11,000. Cost of living increments in accordance with the general expansion orders in the economy in respect of cost of living increments will be added to this amount.

B.	Once a year, and after the publication of the annual financial statements, the company’s management will consider the possibility of amending or updating the salary. The process of this examination will be based on an evaluation of the contribution made by the employee, his skills, and the position of the company.

Thirteenth monthly salary

12.	The employee is entitled to the payment of a thirteenth monthly salary. The payment will be divided into two. The first half will be paid before the Jewish New Year and the second half will be paid before the Passover holiday.

Annual vacation

13.	A.	The annual vacation entitlement, which will be made available to the employee, will be one month for each year of work.

B.	The timing of the vacation will be determined by the company, taking into account, so far as is possible, the employee’s wishes and his needs.

C.	The employee will be entitled to accumulate days of vacation leave up to the maximum number of vacation days that are due to him for three years of employment. When excess days of vacation leave are due to the employee, over and above the permitted accumulation, the employee will be entitled to redeem vacation leave.

D.	On the termination of the employment, the company will pay in redemption an amount that is equivalent to the salary which would have been due to the employee for the days of vacation leave, which were not exploited during the period of employment with the company.

Holiday for festivals

14.	Nothing will be deducted from the monthly salary in respect of absence from work during 10 festival days, that is to say, two days for Jewish New Year, The Day of Atonement, the Festival of Tabernacles (Succoth), the Giving of the Law (Simchat Torah), Purim, and the first and the seventh days of Passover, Pentecost (Shavuot) and Independence Day.

Special holidays

15.	In addition to the annual vacation leave and holiday for festivals, the employee will be entitled to special holiday on the following occasions:

Marriage	3 days of vacation leave.
Birth of a son/daughter	1 day of vacation leave.
Marriage of a son/daughter	1 day of vacation leave.
Death of a close relative	The days of the Shiva, in accordance with Jewish ritual.

Reserve army duty

16.	A.	The employee is to inform the company as soon as possible that he has been called to reserve army duty, and at the company’s request the employee will sign on an application form for the deferral of the reserve army duty.

B.	The company will pay the employee his full salary for the period of reserve military service, as if he had been working in the regular manner.

C.	The employee is to hand over to the company all of the certificates that are needed for the purpose of collecting remuneration for reserve army duty from the National Insurance Institute, as well as any amount that he may receive from any party whatsoever in respect of the reserve army duty

Sick leave

17	A.	The monthly salary will be paid in full even if the employee is forced to be absent from work as a result of illness for a period which shall not exceed 30 days of sick leave a year, with a right to accumulate and less sick leave days that have been exploited by him.

B.	In any case of absence as the result of sickness, the employee will inform the company as soon as possible of the sickness and of his expected period of absence, and he is to produce to the company certification of the sickness on his return to work.

C.	When the employment comes to an end in circumstances in which the employee retires, the company will pay for the redemption of sick leave in an amount that is equivalent to the salary that would have been due to the employee for days of sick leave that had accumulated to his credit, as detailed below:

An employee who has exploited between 36% and 65% of the total number of days of sick leave that stood to his credit during the course of the period of his employment with the company, will be entitled to redemption at the level of 3 days of salary from every 30 days of sick leave that stood to his credit on the day that he retired. If he will have exploited less than 36%, he will be entitled to redemption at the level of 4 days of salary from every 30 days of sick leave that stood to his credit on the day that he retired.

Paternity leave

18.	A.	The employee will be entitled to paternity leave of 12 weeks.

B.	The company will pay the employee for the period of paternity leave, the difference between the paternity allowance that will be paid by the National Insurance Institute and the full salary, without any payment in respect of the refund of expenses, as if the employee had worked in a regular manner.

C.	Other than what is stated in this section, all of the principles that are determined in the Employment of Women Law will apply to paternity leave.

Refund of travel and subsistence expenses

19.	The company will refund to the employee subsistence expenses and other expenses that will be expended within the framework of the fulfillment of his position in accordance with periodic reports, to which appropriate documentation is to be attached, and all in accordance with the company’s procedures as they may be from time to time.

Recuperation pay

20.	The company will pay the employee recuperation pay for 13 days of recuperation a year in accordance with the daily rate for recuperation pay that is paid by Bank Hapoalim. The recuperation pay will be paid together with the salary of the month of -----.

Further training Fund

21.	The company will make payment to a further training fund, on behalf of the employee, of its share of 7.5% of the monthly salary, as defined in section 11 above, and in parallel it will deduct at source an amount equivalent to 2.5% of the monthly salary from the salary of the employee, and all subject to the articles of the fund and to the provisions of the Income Tax Ordnance on the subject.

Manager’s insurance, emoluments and loss of ability to work

22.	A.	The company will ensure the employee under a managers’ insurance policy or under any other form of insurance as the employee may select.

B.	The company will pay the insurance as aforesaid in sub-section A’, each month, an amount equivalent to 13 1/3% of the salary, as defined in section 11 above, of which 5% is in respect of emoluments and 8 1/3% is in respect of severance pay, and an amount equivalent to 5% of the salary will be deducted at source from the salary in respect of emoluments every month and this will be transferred to the insurance company.

C.	The management insurance policy will be owned by the company and it will be transferred into the ownership of the employee in the event that the employment relationship comes to an end.

D.	In addition to the payments in accordance with sub-section B’, each month the company will make a payment of 2 ½% of the salary for insurance against the loss of the ability to earn a living.

Termination of the employment relationship

23.	The company and the employee will be entitled to terminate the employment relationship at any time, by giving advance notice of two months in advance, subject to what is stated below.

24.	The company will be entitled to waive actual work on the part of the employee during the period of advance notice, in whole or in part, and solely that it shall pay the employee the consideration for the advance notice.

25.	If the employment relationship has come to an end, for any reason whatsoever, the employee will hand over his position in an organized manner to any person that the company has instructed and will hand over to the company all of the documents, the information, the equipment and the material that has come into his hands or which were prepared by him in connection with his work.

26.	In the event that the working relationship will come to an end in circumstances in which there is a serious breach of discipline, breach of trust and etcetera, the employee will be deprived of the right to advance notice and to severance pay.

Period of adaptation and severance pay

27.	In the event of dismissal, other than for the reasons that are mentioned in section 26 above, the company will continue to pay the employee his salary for a period of adaptation of one month and this over and above the period of advance notice as detailed in section 23 above, and it will also pay the employee full severance pay in addition to the release of the managers insurance policy as aforesaid in section 22 (C) above.

28.	All of the benefits and ancillary terms will be taken into account for the matter of the calculation of the consideration for advance notice and the period of adaptation, as if the employee had continued to work in the company.

General provisions

29.	Every tax and other compulsory payment that is due in respect thereof, in accordance with the law, will be deducted from any payment that is due to the employee from the company in accordance with this agreement.

30.	The terms of the arrangement as stated in this agreement are personal and confidential.

31.	The term of validity of the provisions of this contract is from June 17, 1990.

32.	A.	The addresses of the parties are as noted in the introduction to this agreement, or such other address as the parties shall inform each other of.

B.	Every notice, which is sent by one party to another in accordance with the aforementioned addresses, will be considered to have reached its addressee at the end of 7 days from the day on which it was presented for delivery by registered post.

And as evidence, the parties have signed:

(Signed and Stamped -Ampal Industries (Israel) Ltd.) The company	/s/ Giora Bar-Nir The employee